Exhibit 99.1

December 13, 2015

VIA: Electronic Mail

SunEdison, Inc.

7550 Wisconsin Avenue

9th Floor

Bethesda, Maryland 20814

Attention:	Ahmad Chatila, President and Chief Executive Officer,

Martin Truong, Senior Vice President, General Counsel and Secretary

Dear Sir/Madam:

Reference is made to the Agreement and Plan of Merger Agreement, dated July 20, 2015, by and among SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”), as amended by the Amendment to the Merger Agreement dated December 9, 2015 (as amended, the “Amended Merger Agreement”). Capitalized terms used in this notice but not defined herein shall have the meanings set forth in the Amended Merger Agreement.

Pursuant to Section 2.01(b)(ii) of the Amended Merger Agreement, the Company hereby delivers notice to Parent and Merger Sub, constituting the Section 2.01 Notice, that the Company is exercising the election to effect the conversion of the Company Common Stock as set forth in Section 2.01(b)(ii) of the Amended Merger Agreement.

In connection with such election, the Company hereby informs Parent and Merger Sub that the aggregate amount of Additional Cash Consideration shall be equal to the sum of the amounts determined pursuant to Section 1 and Section 2 of this notice; where the amount calculated pursuant to Section 1 shall represent the fair market value of the aggregate Convertible Note Consideration that would have otherwise been payable in respect of all the Public Shares pursuant to Section 2.01(b)(i) of the Amended Merger Agreement and Section 2 shall represent the fair market value of the aggregate Stock Consideration that would have otherwise been payable in respect of all the Public Shares pursuant to Section 2.01(b)(i) of the Amended Merger Agreement. The per share amount payable to each share of the Public Shares as Additional Cash Consideration shall be the aggregate Additional Cash Consideration divided by the number of outstanding Public Shares as of immediately prior to the Effective Time, rounded down to the nearest cent.

Section 1. The fair market value of the aggregate Convertible Note Consideration that would have otherwise been payable in respect of all the Public Shares shall be calculated as the net present value (giving effect to all leap years) of the cash amounts payable to the holders of such Convertible Notes over time pursuant to the terms of the Indenture (assuming all cash amounts are paid at the times such payments are required to be paid under the terms thereof) using the Discount Rate.

“Discount Rate” shall be calculated as the mean average of the IRRs of each series of the Reference Convertible Notes.

“IRR” shall mean, for each series of the Reference Convertible Notes, the internal rate of return of such notes. The IRR shall be calculated as if such series of Reference Convertible Notes were purchased on the Closing Date at a price equal to the VWAP of such series of notes and assuming all cash amounts payable under the terms of such Reference Convertible Notes are paid at the times such payments are required to be paid under the terms thereof.

“Reference Convertible Notes” shall mean each series of convertible notes of Parent that is outstanding as of the date hereof, including the following notes:

A.	2.000% Convertible Senior Notes due 2018

B.	2.750% Convertible Senior Notes due 2021

C.	0.250% Convertible Senior Notes due 2020

D.	2.375% Convertible Senior Notes due 2022

E.	2.625% Convertible Senior Notes due 2023

F.	3.375% Convertible Senior Notes due 2025

“VWAP” shall mean the volume weighted average price per unit of each of the series of Reference Convertible Notes (rounded down to the nearest cent) as reported by Bloomberg Financial Market for each of the Reference Convertible Notes for the five (5) consecutive trading days ending on (and including) the second (2nd) trading day immediately prior to the Effective Time.

Section 2. The fair market value of the aggregate Stock Consideration that would have otherwise been payable in respect of all the Public Shares shall be calculated as (x) the number of shares of Parent Common Stock payable in respect of all the Public Shares pursuant to Section 2.01(b)(i) of the Amended Merger Agreement multiplied by (y) the Closing FMV.

[signature page follows]

Regards,

/s/ Shawn J. Lindquist

Shawn J. Lindquist

CC:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 446-4900

Attention: George P. Stamas, Esq., Mark D. Director, Esq., William B. Sorabella, Esq., Daniel J. Michaels, Esq.